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                                                                    EXHIBIT 23.1

                         CONSENT OF ERNST & YOUNG LLP,
                              INDEPENDENT AUDITORS

    We consent to the references to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated January 28, 2000, except for the last paragraph in note 6 to the financial statements regarding deferred compensation and the paragraphs in note 12 to the financial statements regarding stock option grants and stock plans as to which the date is February 29, 2000, in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-96029) and related Prospectus of InterMune Pharmaceuticals, Inc. for the registration of 5,500,000 shares of its common stock.

                                          /S/ ERNST & YOUNG LLP

Palo Alto, California
March 22, 2000